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COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
September 30, 1996
(Unaudited)(In thousands, except per share amounts)

                                                                   EXHIBIT 11


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
                                                                 Primary                Fully Diluted
                                                             Q-T-D     Y-T-D          Q-T-D       Y-T-D
                                                            -------   -------       --------     --------
Net income                                                  $12,300    $39,350       $12,300      $39,350

Interest expense on $7,800,000, 7.50%
  convertible subordinated debentures                                                    181          545

Tax effect @ 35.40% for the quarter and year to date                                     (64)        (193)
                                                            -------    -------       -------      -------

Net income                                                  $12,300    $39,350       $12,417      $39,702
                                                            -------    -------       -------      -------

Average shares outstanding                                   16,270     16,039        16,270       16,039
Effect of stock options                                         428        426           428          426
                                                            -------    -------       -------      -------
Primary average shares outstanding                           16,698     16,465        16,698       16,465
                                                            -------    -------       -------      -------
Contingent shares:
Addtional effect of stock options                                                         10           11
$7,760,200/$28.00                                                                        277          277
                                                                                     -------      -------
Fully diluted average shares outstanding                                              16,985       16,753
                                                                                     -------      -------
Earnings per share:
                                                            -------    -------       -------      -------
Net income                                                  $  0.74    $  2.39       $  0.73      $  2.37
                                                            -------    -------       -------      -------
SAIF adjustment, net of income taxes                        $ 2,466    $ 2,466       $ 2,466      $ 2,466

                                                            $  0.88    $  2.54       $  0.88      $  2.52
                                                            -------    -------       -------      -------

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